SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 20, 2006

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD disclosure.

This item provides certain financial information regarding Boston Private Financial Holdings, Inc. (“Boston Private”) and additional information related to the acquisition of Gibraltar Financial Corporation and its wholly owned subsidiary, Gibraltar Private Bank & Trust Company (“Gibraltar Private”).

Gibraltar Private Core Deposit Intangibles

Boston Private has revised the valuation of the core deposit intangibles (CDIs) related to Gibraltar Private, acquired by Boston Private on October 1, 2005, previously known as Gibraltar Bank, FSB, to approximately $40 million. The amount of total goodwill that has been recorded in connection with the acquisition is currently $155 million. Boston Private will amortize the CDIs over a 15 year life using a 175% declining balance method of amortization. Approximately 12% of the declining balance will be amortized each year for the first eight years. The Company expects to change to straight-line amortization when the straight-line amortization generates a larger expense than the 175% declining balance method of amortization. The projected non-cash amortization expense related to the CDIs at Gibraltar Private is expected to be $4.7 million on a pre-tax basis in 2006, which is equivalent to $0.07 per fully diluted share in 2006 after taxes.

Cash Earnings Per Share

Due to changes in accounting rules, the Company will expense share-based compensation plans as required by FAS 123R beginning January 1, 2006. When the Company announces its first quarter 2006 financial results, it will restate its 2005 and 2004 financial statements to reflect the impact of expensing its share-based compensation plans in order to provide comparable financial statements. The Company estimates that the difference between cash EPS and GAAP EPS will increase to $10.8 million, or $0.32 per diluted share, if its share-based compensation plans had been expensed in 2005. Of that amount, the change to reflect the impact of expensing its share-based compensation plans is $2.7 million, or $0.08 per diluted share. The Company estimates that its 2006 expense related to its share-based compensation plans will be approximately $3.4 million, or $0.09 per diluted share. With the net amortization of intangibles, the tax benefits related to purchase accounting, and the non-cash operating expense of its share based compensation plans, the Company anticipates that the difference between cash and GAAP EPS will be $0.35 per diluted share for the full year 2006.

Estimated and projected adjustments necessary to reconcile cash EPS and GAAP EPS (millions, except per share data):

	2005	2006
Amortization of intangibles, net of tax	$4.0	$6.3
Tax benefits related to purchase accounting	4.1	4.1
Stock options expensed, net of tax	2.7	3.4

Total cash basis adjustments	$10.8	$13.8

Estimated fully diluted shares outstanding	33.7	39.7

Impact on fully diluted earnings per share	$0.32	$0.35

Shares Outstanding

The Company had approximately 34.2 million basic and 38.7 million fully diluted average shares outstanding in the fourth quarter of 2005. The Company had approximately 34.8 million shares outstanding as of December 31, 2005. The changes in shares outstanding are outlined in the table below:

Boston Private Financial Holdings, Inc. Projected Average Basic and Diluted Shares Outstanding for the Quarter Ending December 31, 2005
Basic Common Shares	(000’s)
Average Basic Common Shares outstanding in Q3 2005	27,954

Impact from Settling Forward Agreement on September 29, 2005	1,565

Shares issued for purchase of Gibraltar Private	4,311

Impact of Options Exercised and Common Stock Issued	281

Impact of Stock Issued for Contingent Payments	107

Average Basic Common Shares outstanding in Q4 2005	34,218

Actual Common Shares Outstanding at December 31, 2005	34,800

Diluted Common Shares

Average Diluted Common Shares Outstanding in Q3 2005	32,173

Impact from Settling Forward Agreement on September 29, 2005	1,565

Reversal of Treasury Stock Method Related to Settlement of Forward Agreement	(248)

Impact of Purchase of Gibraltar Private	4,796

Impact of Stock Options Exercised, Common Stock Issued, and Stock Price Increase	453

Estimated Average Diluted Common Shares outstanding in Q4 2005	38,739

Cash Earnings

Boston Private calculates its cash earnings by adjusting net income to exclude net amortization of intangibles, related tax benefits that result from purchase accounting, as well as the impact of non-cash compensation expense associated with the issuance of stock options and the employee stock purchase program. Over and above GAAP earnings, the Company believes its cash earnings reports the additional value to shareholders generated by purchase accounting adjustments and the non-cash expense related to certain share-based compensation plans.

The information contained in this report on Form 8-K should not be deemed “filed” with the SEC nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended, unless otherwise specified.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Robert J. Whelan
Name: Robert J. Whelan Title Chief Financial Officer

Date: January 20, 2006